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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549



                                    FORM 8-K



                                 CURRENT REPORT



                       Pursuant to Section 13 or 15(d) of
                       The Securities Exchange Act of 1934



         Date of Report (Date of earliest event reported): July 3, 2001



                           Champion Enterprises, Inc.
             (Exact name of registrant as specified in its charter)



                                    Michigan
                 (State or other jurisdiction of incorporation)



         1-9751                                          38-2743168
(Commission File Number)                      (IRS Employer Identification No.)


          2701 Cambridge Court, Suite 300, Auburn Hills, Michigan 48326
               (Address of principal executive offices) (Zip Code)





Registrant's telephone number, including area code: 248/340-9090



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Item 5.  Other Events.

         On July 3, 2001, Champion Enterprises, Inc., a Michigan corporation ("Champion"), completed the sale to Fletcher International, Ltd., a Bermuda company affiliated with Fletcher Asset Management, Inc. ( "Purchaser"), of 20,000 shares of Series B-1 Cumulative Convertible Preferred Stock, no par value per share (the "Series B-1 Preferred Stock"). The aggregate purchase price for the Series B-1 Preferred Stock was $20.0 million, and the net proceeds from the sale will be used for general corporate purposes.

         The following description of the Series B-1 Preferred Stock is qualified in its entirety by reference to the Certificate of Rights and Preferences relating to the Series B-1 Preferred Stock (the "Certificate") and the Agreement dated as of June 29, 2001 by and between Champion and Fletcher (the "Agreement"), which are attached as exhibits hereto.

         Cumulative dividends are payable on the Series B-1 Preferred Stock quarterly in arrears. The dividend rate is 5% per annum, based on the stated value of $1,000 per share of Series B-1 Preferred Stock. Subject to certain conditions specified in the Certificate, dividends payable on the Series B-1 Preferred Stock may be paid at the option of Champion either in cash or by issuing shares of Champion's Common Stock that have been registered under the Securities Act of 1933, as amended (the "Act"). The number of shares of Common Stock of Champion to be issued as dividends is determined by dividing the cash amount of the dividend otherwise payable by the market value of the Common Stock determined in accordance with the provisions of the Certificate. If Champion fails to pay any dividends when due, those dividends will accumulate and accrue additional dividends at the then existing dividend rate.

         Subject to certain exceptions, so long as shares of the Series B-1 Preferred Stock are outstanding, no dividends may be paid on the Common Stock or any other securities of Champion ranking junior to the Series B-1 Preferred Stock with respect to dividends and distributions on liquidation ("Junior Securities") or having a priority equal to the Series B-1 Preferred Stock with respect to dividends and distributions on liquidation ("Parity Securities"). No shares of Junior Securities or Parity Securities may be purchased or otherwise redeemed by Champion unless all accumulated dividends on the Series B-1 Preferred Stock have been paid in full and dividends for the next four dividend periods have been designated and set aside.

         If Champion is in arrears in the payment of dividends on the Series B-1 Preferred Stock in an aggregate amount equal to more than two quarterly dividends, the dividend rate on the Series B-1 Preferred Stock will be 15% per annum until all accrued and unpaid dividends are paid in full.

         Upon a liquidation of Champion, the holders of the Series B-1 Preferred Stock will be entitled to receive $1,000 per share of Series B-1 Preferred Stock plus accrued but unpaid dividends before the holders of any Junior Securities receive any payment. The





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holders of Common Stock will  receive all  liquidating  distributions  after the holders of the Series B-1 Preferred Stock have received their stated amounts, unless Champion later issues additional shares of preferred stock having priority over the Common Stock with respect to liquidating distributions.

         The Series B-1 Preferred Stock will not have voting rights on ordinary corporate matters, except as required by Michigan law. However, during the 18-month period ending and excluding January 4, 2003 if there is outstanding at least $20,000,000 (based upon a value equal to $1,000 per share plus any accrued and unpaid dividends) of Series B-1 Preferred Stock (including any future issuance of additional shares of other Series B Preferred Stock pursuant to the Agreement), approval of a majority of the Series B-1 Preferred Stock will be required before Champion can authorize, create or issue any shares of capital stock having a priority equal or senior to the Series B-1 Preferred Stock with respect to dividends or distributions upon liquidation. The holders of the Series B-1 Preferred Stock also will vote separately as a class and the approval of a majority of the Series B-1 Preferred Stock will be required to (a) amend, alter, or repeal the provisions of the Articles, including the Certificate, or Bylaws of Champion so as to change any of the rights, preferences or privileges of the Series B-1 Preferred Stock, (b) permit any subsidiary of Champion to issue or sell any securities of such subsidiary, (c) increase or decrease, other than by redemption or conversion, the total number of authorized shares of preferred stock of Champion or (d) amend any provisions of any stock of Champion with a priority equal or senior to the Series B-1 Preferred Stock with respect to dividends or distributions on liquidation so as to make such capital stock redeemable by Champion.

         The holders of the Series B-1 Preferred Stock will have the right to convert all or any part of the Series B-1 Preferred Stock into Common Stock at a price of $15.93 per share until and excluding December 29, 2001 or thereafter at a conversion price equal to 120% of the average market price, calculated in accordance with the Certificate, as of December 29, 2001. The conversion price shall not be less than $7.50 nor more than $15.93, although these minimum and maximum conversion prices are subject to adjustment for stock splits, recombinations, stock dividends and the like. For purposes of any conversion, each share of Series B-1 Preferred Stock will have a value equal to $1000, plus any accrued and unpaid dividends. Champion has the right to cause the conversion of all but not less than all of the Series B-1 Preferred Stock into Common Stock at any time after July 3, 2006 if the daily market price (as defined) of the Common Stock exceeds 200% of the conversion price on at least 25 business days during any 30 business day period.

         Holders of Series B-1 Preferred Stock also have the right to redeem, from time to time, all or part of the Series B-1 Preferred Stock beginning July 3, 2003 on terms set forth in the Certificate. On July 3, 2008, Champion must redeem all Series B-1 Preferred Stock. Champion, at its sole option, may deliver cash or shares of registered (or, in some instances, unregistered) Common Stock in satisfaction of its redemption obligations.

         The Certificate provides the holders of Series B-1 Preferred Stock with certain rights if Champion is involved in a "Business Combination". In a Business Combination,



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Champion may elect to acquire the Series B-1  Preferred  Stock at the closing of the transaction in exchange for the stock and other securities, cash and property such holder would have received if the Series B-1 Preferred Stock had been redeemed or converted into Common Stock prior to the transaction, plus a premium cash payment ranging from 0% to 50% of the stated value of the Series B-1 Preferred Stock (plus any accrued and unpaid dividends), based upon the length of time remaining in the seven year life of the Series B-1 Preferred Stock.

         If Champion does not elect to acquire the Series B-1 Preferred Stock at the closing of the Business Combination, then each holder has the right to elect to receive either or a combination of (a) the stock and other securities, cash and property which the holder would have received had the holder converted or redeemed the Series B-1 Preferred Stock into Common Stock immediately before the transaction, (b) shares of common stock of the acquiring person or its parent company, as elected by the holders, according to formulas contained in the Certificate, which take into account various factors, including the acquisition price for Champion's Common Stock, the conversion price for the Series B-1 Preferred Stock, the redemption amount for the Series B-1 Preferred Stock, the market price of the common stock of the acquiring person or its parent, and the market price of the Common Stock, or (c) cash in an amount equal to 133% of the stated value of the Series B-1 Preferred Stock (plus all accrued but unpaid dividends). This cash payment would be paid by the acquiring person and not Champion. The acquiring person also would be required to assume, in writing, the obligations of Champion under the Certificate and the Agreement.

         The Agreement requires Champion to file a registration statement covering 1.5 times the number of shares of Common Stock issuable under the Agreement by July 22, 2001 and to use its best efforts to cause the registration statement to be declared effective prior to October 26, 2001. Champion will be required to increase the number of shares registered under the registration statement if the total number of shares of Common Stock issued and issuable under the Agreement (including future series of Series B Preferred and shares issued or issuable as dividends within one year following the measurement date) exceeds 80% of the number of shares then registered. Champion currently estimates that the registration statement will initially cover approximately 5,000,000 shares of Common Stock. Champion also is required to obtain shareholder consent if the total number of shares of Common Stock issued or issuable to Purchaser under the Agreement would exceed 17.50% of the number of shares outstanding on June 29, 2001 and the listing requirements or rules of the New York Stock Exchange would require shareholder approval to issue 20% of the number of shares outstanding on June 29, 2001, or more. If this shareholder consent is not received within 60 days after notice is sent to Champion by Purchaser, Purchaser may convert and redeem that number of shares of Series B Preferred Stock that would cause the total number of shares issued under the Agreement to exceed 9,584,638 into "Excess Rights". The Excess Rights will have a value equal to the market price of the Common Stock on the notice date multiplied by the number of shares of Common Stock converted into the Excess Rights. At any time after it obtains the Excess Rights, Purchaser may convert the Excess Rights into a new series of additional preferred shares of Champion. The Agreement also provides that, unless



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otherwise  specified by Purchaser,  the number of shares that may be issued upon conversion of the Series B-1 Preferred Stock may not exceed 4,674,849, unless Purchaser delivers an increase notice and 65 days passes after that notice is delivered.

         With certain exceptions, the Agreement requires Champion to provide Purchaser, its affiliates and its subsidiaries with a three business day right of first offer with respect to the purchase of any shares of Champion's capital stock or any securities convertible into or exchangeable for any shares of Champion's capital stock, where the aggregate number of shares or price per share of such capital stock issuable at closing or upon conversion, exercise, exchange or otherwise cannot be determined as of the date such agreement is entered into or is otherwise subject to change, with some exceptions. The right of first offer only applies during such times as the Purchaser, its affiliates and its subsidiaries own Series B Preferred Stock convertible or redeemable into a number of shares of Common Stock that exceeds 3.5% of the number of shares of Common Stock outstanding on the date of the Agreement or redeemable for at least $15 million.

         Under the Agreement, Champion granted to the Purchaser rights to acquire up to a total of 12,000 shares of additional series of Champion Series B Preferred Stock (e.g., Series B-2, Series B-3, etc.) having similar terms and conditions as the Series B-1 Preferred Stock, at a price of $1,000 per share. The dates for and conditions to the redemption, conversion and voting rights of any such additional Series B Preferred Stock would be the same as those for the Series B-1 Preferred Stock.

         The sale of the Series B-1 Preferred Stock was made in reliance on the exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended, and Regulation D promulgated thereunder. The sale was made without general solicitation or advertising, Purchaser is a sophisticated investor with access to all relevant information necessary to evaluate an investment in the securities, and Purchaser represented to Champion that the securities were being acquired for investment purposes.


Item 7.           Exhibits.

Exhibit
Number
------

  4.1 Certificate of Rights and Preferences of Series B-1 Cumulative Convertible Preferred Stock of Champion Enterprises, Inc., dated July 3, 2001.

  4.2 Agreement, dated as of June 29, 2001, between Champion Enterprises, Inc. and Fletcher International, Ltd.

  99              Press Release Issued by Champion on July 5, 2001.




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                                   SIGNATURES


         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                   CHAMPION ENTERPRISES, INC.



                                       /s/ Anthony S. Cleberg
                                   ---------------------------------------------
                                   Anthony S. Cleberg, Executive Vice President
                                   and Chief Financial Officer




July 6, 2001







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                                INDEX TO EXHIBITS


Exhibit No.                              Description
-----------                              -----------


  4.1 Certificate of Rights and Preferences of Series B-1 Cumulative Convertible Preferred Stock of Champion Enterprises, Inc., dated July 3, 2001

  4.2 Agreement, dated as of June 29, 2001, between Champion Enterprises, Inc. and Fletcher International, Ltd.

  99              Press Release issued July 5, 2001